Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Codexis, Inc.

Redwood City, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 8, 2016, relating to the consolidated financial statements and the effectiveness of Codexis, Inc.’s internal control over financial reporting of Codexis, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Jose, California

December 27, 2016